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                                                              EXHIBIT (a)(1)(B)

                                [EMERITUS LOGO]

                       STOCK OPTION EXCHANGE ELECTION FORM

        I, ______________, have received and carefully reviewed the offer to exchange dated May 9, 2001 (which, together with this Election Form and any amendments or supplements to the offer to exchange, collectively constitute the "offer") provided by Emeritus Corporation ("Emeritus") describing the stock option exchange program under which Emeritus employees holding options to purchase Emeritus common stock under the Emeritus Corporation Amended and Restated 1995 Stock Incentive Plan (the "Stock Incentive Plan") may tender all or none of such options for cancellation in exchange for Emeritus's written promise to grant new options on or about the first business day that is at least six months and one day after the date Emeritus cancels the options accepted for exchange.

            Regardless of whether you accept or reject the offer, you must properly complete, sign and deliver this Election Form or a facsimile thereof to Tom Cranney, Director of Compensation and Benefits, or Kellie Murray, Vice President, Human Resources, Emeritus Corporation, 3131 Elliott Avenue, Suite 500, Seattle, Washington 98121, (facsimile: (206) 301-4585), before 5 p.m., Pacific Standard Time, on June 7, 2001.

                   PLEASE CHOOSE ONE OF THE FOLLOWING OPTIONS

        A.    _____     I do not wish to cancel my options listed on Attachment
                        A under the Stock Incentive Plan and I do not elect to participate in the stock option exchange program.

        B.    _____     I agree to tender all of my options as listed on
                        Attachment A held by me under the Stock Incentive Plan for cancellation in exchange for the right to receive a new option under the terms and subject to the conditions of the offer. By choosing this Option B, I agree to cancel all of my options under the Stock Incentive Plan on this Election Form in exchange for Emeritus's promise to grant me a new option pursuant to the offer.

        By checking and initialing next to any of the boxes below, I agree to tender all of my options granted under the Stock Incentive Plan, which are listed on Attachment A, under the terms and subject to the conditions of the offer.

        IMPORTANT: If Option B is selected and you are tendering your option(s) pursuant to the offer, you agree to make the following representations and you must initial each space where indicated below. Failure to do so will result in the return of this Election Form to you and may result in a delay that could prevent you from participating in the program.

                 PLEASE INITIAL EACH OF THE FOLLOWING PARAGRAPHS
                     AND THEN SIGN THIS ELECTION FORM BELOW:

        INITIAL:_______. I acknowledge and agree that the determination of whether to tender my options pursuant to the offer requires a subjective determination by me as to the future value of Emeritus common stock and that the future value of Emeritus common stock depends on a number of variables, including future events that involve substantial risks and uncertainties. I also acknowledge
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and agree that the price of Emeritus common stock may be higher, lower or the same as the exercise price of my current options depending on market conditions and other factors. I understand that the exercise price of the new option may be higher than my current exercise price for my options tendered for exchange.

        INITIAL:_______. I acknowledge and agree that Emeritus has not made any representation or warranty to me whatsoever concerning the future value of its common stock and that no employees or representatives of Emeritus are authorized to make, or have made, on behalf of Emeritus any representation or any recommendation to me as to whether or not I should tender my options pursuant to the offer. I further acknowledge and agree that Emeritus has advised me that if I have any questions regarding the offer or the new options I should contact Tom Cranney, Director of Compensation and Benefits at Emeritus and/or review any of the following documents made available to me by Emeritus: the Stock Incentive Plan, the applicable option letter agreement for my current options, the Tender Offer Statement on Schedule TO, which was filed with the SEC in connection with the offer, and/or any financial documents that Emeritus regularly files with the SEC from time to time. Emeritus has advised me that neither Emeritus nor its board of directors makes any recommendation as to whether or not I should tender my options for exchange and that I must make my own decision whether to tender my options. Emeritus also has advised me in the offer to exchange that I should speak with my own tax advisor to determine the tax consequences of the tender of options under the offer and the receipt of a new option, prior to signing this Election Form.

        INITIAL:_______. I acknowledge and agree that I was provided with a copy of the offer to exchange dated May 9, 2001, that I have read the terms, and that the terms of such offer to exchange and this Election Form constitute the entire agreement between Emeritus and me regarding the offer. I further acknowledge that the acceptance by Emeritus of my tendered options for exchange will constitute a binding agreement between Emeritus and me on the terms and subject to the conditions of the offer.

        INITIAL:_______. I acknowledge that under the terms and subject to the conditions of the offer, Emeritus may terminate or amend the offer and postpone its acceptance and cancellation of my options tendered for exchange.

        INITIAL:_______. I acknowledge and agree that I must be employed by Emeritus or one of its subsidiaries from the date I tender options for exchange on this Election Form through the date Emeritus grants me a new option pursuant to the offer, in order to receive the new option, and if for any reason I do not remain an employee during that time, I will not receive a new option or any other consideration for the options I tender for exchange.

        BY SIGNING BELOW, I AGREE TO THE TERMS SET FORTH IN THIS ELECTION FORM, INCLUDING THE TERMS OF THE OFFER TO EXCHANGE.

        STOP: PLEASE BE SURE YOU HAVE INITIALED ALL THE PARAGRAPHS ABOVE WHERE INDICATED.



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-------------------------------------     --------------------------------------
         (Print Name)                      (Print spouse's name, if applicable)



-------------------------------------     --------------------------------------
         (Signature)                               (Spouse's signature)



-------------------------------------     --------------------------------------
            (Date)                                        (Date)



    (PLEASE DELIVER THE COMPLETED FORM OR A FACSIMILE THEREOF AND, IF YOU ARE
      ACCEPTING THE OFFER, YOUR OPTION LETTER AGREEMENTS WITH RESPECT TO THE
      OPTIONS YOU ARE TENDERING FOR EXCHANGE OR ON AFFIDAVIT OF LOST OPTION
          LETTER AGREEMENT TO TOM CRANNEY, DIRECTOR OF COMPENSATION AND
           BENEFITS OR KELLIE MURRAY, VICE PRESIDENT, HUMAN RESOURCES,
              EMERITUS CORPORATION, 3131 ELLIOTT AVENUE, SUITE 500,
              SEATTLE, WASHINGTON 98121 (FACSIMILE: 206-301-4585),
                     NO LATER THAN 5 P.M., PACIFIC STANDARD
                             TIME, ON JUNE 7, 2001.)



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                                  ATTACHMENT A

                             [Name of Option Holder]



      OPTION GRANT DATE                            NUMBER OF OPTION SHARES
      -----------------                            -----------------------



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